2025
To Our Business Partners,

Home
How would you define the word “home”?
In a recent column, David Brooks and Thomas Friedman, talked about home as a place where, “People are anchored in a community, and are connected, protected, and respected.”
Whether you are a customer, an associate, or a shareholder (and I hope you are all three), we invite you to view Markel Group as your home.
Our culture, embodied in the Markel Style, is the basis for how we provide an anchor, a community, connection, and respect. This approach might feel a bit different from your other commercial relationships.
Not all businesses or institutions follow a cultural “north star” like ours. We take no exception to those with different ideas and techniques. It’s not a matter of right or wrong; it’s just different.
We recognize that the right to occupy this distinctive position must be earned.
Fortunately, we believe our culture creates a competitive advantage. The craftsmanship practiced at Markel Group congeals into financial results that compound and endure over time. And the proof is in the pudding.
I hope you share our confidence that the 2025 results, and those over longer time periods (such as
Financial Highlights
the last five years and for the thirty-nine years of our existence as a public company), provide a strong case for the value we have and will continue to create for our shareholders.
For our customers, earning the right to run The Markel Group this way starts with delivering products and services that answer customers’ wants and needs.
When we provide our customers with the insurance coverages, indoor houseplants, pre-cast concrete, medical care, baking equipment, trailers, floors, and the myriad of other products and services we create that they want and need, at fair prices, they’re more inclined to seek us out the next time they need one of these products or services.
This is my definition of a successful and sustainable business.
When we provide our associates with the opportunity to find meaning in their work, so they can provide for their families and communities, we will continue to attract and retain an impressive set of talented and dedicated teammates.
When our associates care as much about their colleagues as they do about the people who share their homes, they will dedicate themselves to doing a great job for our customers.

(in millions, except per share data)	2025	2024	2023	2022	2021	2020	2019	2018	2017
Operating revenues	$15,513	14,814	14,280	13,271	10,868	9,117	7,924	7,279	6,067
Operating income (loss)	$3,195	3,713	2,929	(93)	3,242	1,274	2,477	40	217
5-Year average annual operating income	$2,597	2,213	1,966	1,388	1,450	963	880	496	583
Adjusted operating income (2)	$2,304	2,087	1,585	1,761	1,424	815	1,024	792	303
Comprehensive income (loss) to shareholders	$2,615	2,608	2,285	(1,206)	2,076	1,192	2,094	(376)	1,175
Shareholders' equity	$18,598	16,916	14,984	13,151	14,700	12,822	11,071	9,081	9,504
Closing stock price per share	$2,149.65	1,726.23	1,419.90	1,317.49	1,234.00	1,033.30	1,143.17	1,038.05	1,139.13
5-Year CAGR in closing stock price per share (1)	16%	9%	6%	3%	6%	3%	11%	12%	21%
Combined ratio	94%	95%	98%	92%	90%	98%	94%	98%	105%
Invested assets	$37,439	34,247	30,854	27,420	28,292	24,927	22,258	19,238	20,570
(1)CAGR - compound annual growth rate
(2)Adjusted operating income is a non-GAAP financial measure. See ir.mklgroup.com for a reconciliation to the most directly comparable GAAP measure.

When we produce financial results for you like we did in 2025, and when we relentlessly continue to compound your capital as we have for the last year, the last five years, and the last thirty-nine years since our initial public offering, many of you will come to view your ownership of Markel Group shares much like you view the ownership of your physical home.
You will grow attached.
You will encounter the kind of value that can only accrue and develop over time.
Intangible elements of emotion, confidence, and pride will stem from, and meld with, tangible financial results. You can see and measure tangibles. You cannot see or measure intangibles. Despite that difference, both are real.
Home.
2025
This letter is meant to give you a progress report on 2025 and, more importantly over longer time frames—plus some insights into our plans and dreams for the future.
In a rapidly changing, volatile, and uncertain world, we all want and need a home that can help anchor us.
Our mission is to provide you with such a “home.”
I believe we’ve done that for many years, and that we have the elements in place to continue doing so in 2026 and beyond.
There are two distinct spheres to describe the progress we made in 2025: qualitative and quantitative.
Quantitative measures are straightforward and easy to measure.
Quantitatively, 2025 was a very good year.
Here are the numbers:
First, by our consistently calculated method, the intrinsic value per share of Markel grew 12% in 2025. Over the last five years, the compound annual growth rate was 15%. Since our IPO, it has compounded annually at 16%.
We calculate that number using the same methodology year-by-year, which we share in our annual report. Different people might use different tools and techniques to calculate their own measurements of value. Our sense is that any reasonable method, when applied consistently over time, yields a rate of growth that fairly describes our long-term economic progress per share.
We think that calculation is validated by comparing it to the share price. The rate of increase in the share price correlates highly with our calculation of intrinsic value over long periods of time. The market seems to agree.
While the share price and intrinsic value per share experience volatility in the short run, and might become detached from one another at times, our longer-term experience is these two values travel together; and so, provide you with a dependable indication of the rate of our underlying quantitative, economic progress.
Further, the return of our stock price since our IPO ranks us in the top tier for public companies over that period.
We are proud of these long-term results, and we hope you share our pride and comfort in the compounding of capital we’ve produced in your “home.”

2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	20-Year CAGR (1)
5,547	5,264	5,088	4,260	2,969	2,594	2,189	2,165	2,384	2,491	2,512	2,180	10%
805	860	558	476	405	276	369	253	(112)	630	619	250	14%
621	515	417	356	238	283	352	328	333	403	308	158	15%
827	838	583	468	407	265	350	355	302	574	555	230	12%
667	233	936	459	504	252	431	591	(403)	337	551	64	20%
8,461	7,834	7,595	6,674	3,889	3,388	3,172	2,774	2,181	2,641	2,296	1,705	13%
904.50	883.35	682.84	580.35	433.42	414.67	378.13	340.00	299.00	491.10	480.10	317.05	10%
17%	18%	15%	14%	(2)%	(3)%	4%	(1)%	3%	19%	22%	12%
92%	89%	95%	97%	97%	102%	97%	95%	99%	88%	87%	101%
19,059	18,181	18,638	17,612	9,333	8,728	8,224	7,849	6,893	7,775	7,524	6,588	9%

Quantitatively, we also continue our longstanding tradition of providing you with a twenty-one-year table showing some of the key financial milestones and metrics that demonstrate longer-term progress.
While that table is completely quantitative in nature, we hope it signals and communicates a qualitative aspect as well.
It’s a mural, it’s a piece of art. And as art is meant to do, it both renders something real and invokes emotional reactions from those who view it.
I hope you get some sensation of long-term thinking, adaptability, durability, resilience, and dependability when you view that twenty-one-year table.
I cannot predict what the next twenty one years will bring in financial markets, technological change, geopolitical developments, or any other macro factors. I do take some comfort, though, in being part of a team that has navigated the last twenty-one-years so successfully.
I think that history bodes well for the future, and for our ability to adapt to the changes the future will inevitably bring.
Our annual financial statements in the 10-K will provide you with more granular details, plus the highlights and lowlights from 2025. There will always be highs and lows, but I hope you share my sense of accomplishment and optimism when you examine the ledgers.
Beyond the twenty-one-year table, we’ve also included a table that shows our results for the last year, and over the last fifteen years in five-year buckets. Expanding the time horizon beyond the annual reporting cycle provides a clearer and more meaningful description of our financial progress over time.
Table 1: One-year financial results

(dollars in millions, except per share data)	2025	2024
Operating revenues	$15,513	$14,814
Operating income	$3,195	$3,713
Adjusted operating income	$2,304	$2,087
Earned premiums	$8,716	$8,432
Underwriting profit	$503	$402
Products, services, and other revenues	$5,827	$5,461
Products, services, and other income	$830	$764
Net investment income	$970	$920
Mark to market on equity securities	$1,080	$1,803
Comprehensive income to shareholders	$2,615	$2,608

Closing stock price per share, at end of period	$2,149.65	$1,726.23

Table 2: Five-year financial results

(dollars in millions, except per share data)	2021 - 2025	2016 - 2020	2011 - 2015
Operating revenues	$68,745	$35,934	$20,174
Operating income	$12,984	$4,813	$2,575
Adjusted operating income	$9,161	$3,762	$2,560
Earned premiums	$39,534	$23,488	$15,023
Underwriting profit	$2,292	$633	$733
Products, services, and other revenues	$25,771	$10,405	$3,572
Products, services, and other income	$3,428	$1,088	$219
Net investment income	$3,440	$2,012	$1,523
Mark to market on equity securities	$4,835	$3,259	$1,412
Comprehensive income to shareholders	$8,378	$4,752	$2,384

Closing stock price per share, at end of period	$2,149.65	$1,033.30	$883.35
Markel Insurance
Qualitatively, 2025 was a year of productive change and recommitment in our largest business, Markel Insurance. Most notably, in March 2025, we promoted Simon Wilson to serve as CEO.
As Simon stated, his goal is to build “the preeminent specialty insurance company on the planet.” Go Simon!
Among other actions so far, he led a reorganization to ensure that each element of our insurance operations has its own profit and loss statement with one, and only one, accountable “owner” of each P&L.
Over the nearly one hundred years of Markel’s existence, we’ve moved between poles of individual versus collective decision making. Different environments and circumstances call for different structures. No one system is, or ever will be, perfect.
Our job as business leaders is to be sensitive to the pluses and minuses of different approaches at any given time—and to adjust and adapt as necessary.
We became too centralized in our insurance operations in recent years and, as a result, there was a decline in accountability around our costs and results. Underwriting and claims decisions moved too far away from the front line. Our focus became too internal and not centered on the customer as much as it should have been.
Simon continues to move decisions, authority, and accountability closer to the customer.
These efforts should speed up decision making, increase responsiveness, and provide clearer and faster feedback loops. That will help us make decisions with a better sense of what’s working and what’s not. Our improved decisions should improve, with a time lag, the financial results flowing from them.
Early results look promising.
In 2025, we grew top-line revenues and bottom-line profits across Markel Insurance. With better visibility and accountability, we also cut back or eliminated lines where we did not produce acceptable results.
We continued to see healthy growth overseas. Our International division, previously headed by Simon and now by Andrew McMellin, produced a spectacular combined ratio of 83% in 2025 and growth in written premiums of 14%. This continues our multi-year trend of excellent results in this division.
There are so many people to thank for the wonderful International results. A very partial list includes: Rohan Davies, David Sawyer and Tom Hillier in London. David Crozier in Canada, Lee Mooney in the UK, Frederik Wulff in Germany, Max Robbie in Dubai and Deepika Mathur in India. Andy Davies and Jo Browning have been crucial members of the London-based executive team supporting Andrew McMellin. There should also be special mention for Christian Stobbs who moved from his Asia Pacific role to become the strategy leader for Markel Insurance overall and has had a significant role in the transformation of the insurance business. Thank you to all of you, and to your teammates around the world. You continue to help power Markel Group’s growth and profitability. I’m excited and grateful for your work in doing so.
We also enjoy several bright spots within our US operations. Wendy Houser has re-organized and re-energized our critical Wholesale and Specialty operations from the ground up in a short period of time; the feedback from our people and our brokers is tremendously positive. Our binding business that was built by Mark Schauss and Brendan Hanley continues to produce a fantastic experience for our broker customers and excellent returns for Markel. Alex Martin has organized our Programs and Solutions division in a way where results are easy to see and capital can be allocated more precisely. Jeff May and his Personal Lines team continued a multiyear streak of hard-earned and excellent results achieving a spectacular combined ratio of 82% and 16% growth in written premiums in 2025. Jim Hinchley has taken on the leadership of our Workers Comp and Small Commercial business and has quickly put in place an ambitious plan to grow in a business which continues to produce excellent results.
With new leadership, accountability, responsibility, and structures firmly in place, I am optimistic that the improvements in our overall insurance operations to date will accelerate in 2026 and beyond.
In the shorter run, tougher economic conditions and softer property insurance prices may pressure reported results. I am confident, though, that our insurance business will continue to produce impressive profitability in the years to come.
Also, we will continue with our consistent goal of setting reserves that are more likely to be redundant than deficient.
For example, Markel Insurance reported reserve redundancies in 2025 of $484 million, or 5.8 points on our combined ratio. That continues our long streak of conservative reserving. We’ve now reported reserve redundancies to you for the last twenty one years in a row.
We believe that this demonstrated conservatism and “balance sheet first” mentality reinforces the sturdiness and durability of our home. Conservative reserving is like building a home on bedrock, rather than shifting sands.
Also in 2025, we sold the renewal rights of our reinsurance operations.
This move was part of our larger intention to refocus on our core Specialty underwriting, where we have distinct competitive advantages. After years of trying to improve the Reinsurance business, we determined that getting it to adequate returns of capital would require significant investment in scale. We saw better and higher uses of capital across the Markel Group system.
As such, after an extensive process and a review of available alternatives, we decided to sell the renewal rights.
We believe that the remaining reserves attached to our reinsurance business are conservatively stated and we expect to earn investment income as we run off reserves over the next several years.
While the wind down of our reinsurance business will reduce total revenues and create temporary headwinds for our expense ratio, it should improve the Markel Insurance combined ratio and return on equity, all other things constant. That should improve the overall economics of Markel Group.
Regarding our fixed income investments, they earned a total return of 3.5% in 2025; we generated $733 million in net interest income within Markel Insurance and $814 million across Markel Group.
To reiterate our bedrock philosophy, under which we’ve operated for decades: we first invest in enough high-quality fixed income instruments to more than cover our insurance reserve liabilities.

We purchase the highest-quality fixed income securities we can find, and we do not take risks like the currently popular “private credit” options or riskier credit securities.
We want our fixed income “credits” to be “creditable” sources of funding when it comes time to pay claims. We don’t stretch for extra basis points of yield that might jeopardize that in any way, shape, or form.
To complete the discussion of our insurance results, I’d like to offer you an updated chart that we debuted in last year’s annual letter.
Our “Total ‘Spread’” chart displays the combination of underwriting profits, plus the associated investment income we earn while holding the float generated by the insurance operations.
The cumulative positive spread from underwriting profits and interest income exceeds $11.5 billion over the last twenty one years.
In 2005, the first year of that chart, the positive spread was $208 million and the total market capitalization of the Markel Group stood at $3.1 billion.
By 2025, twenty one years later, the positive spread was $1.3 billion and the total market capitalization of the company stood at $27 billion.
This is a story of powerful, unrelenting, compounding over time.
We reinvested the vast majority of those annual earnings in funding our existing operations, acquiring new insurance and non-insurance businesses, publicly-traded equity securities, and Markel shares.

And it worked.
I am confident that we’ve taken the steps to make sure it will continue to work. I believe that our unique design of compounding capital through disciplined reinvestment decisions, guided by our unique culture and architectural design, will continue to power these results in the years and decades ahead.
Financials
In 2025, our Financials businesses produced revenues of $737 million compared to $593 million in 2024 and adjusted operating income of $327 million compared to $262 million in 2024.
Matt Freeman and his team at State National and Greg Hagood, Frank Majors, and Jess Laird, and their team at Nephila, continue to operate profitable businesses of scale with substantial avenues for growth.
State National has been a leader in the insurance fronting industry for decades. They are pioneers in the industry and continue to produce excellent results despite an increasingly competitive external environment.
Discipline is the hallmark of State National. Matt and team remain focused on maintaining long-term profitability and conservatism in that operation.
We will not push for growth at the cost of discipline. I want to applaud the State National team for their ongoing accomplishments in 2025 and their approach to the competitive conditions we foresee in 2026.

Nephila also had a strong year, delivering for their third-party capital providers in 2025 amid a benign year for property catastrophe events. Nephila generated significant incentive fees. We believe interest in Nephila’s products should grow as they continue producing good results for limited partners.
Regarding an organizational change in 2025, we gave the responsibility for supporting Nephila and State National to Andrew Crowley, from where the businesses previously sat as part of Markel Insurance. Andrew has worked with the Industrial and Consumer and Other businesses of The Markel Group for fourteen years now, and he has done a spectacular job.
Like our actions to simplify and increase accountability within Markel Insurance, we made this change for similar reasons.
Further, we want State National and Nephila to operate with clear lines of demarcation from our refocused underwriting operations under Simon’s leadership. I am confident that Andrew and his team will provide excellent support and guidance to Matt, Greg, Frank, Jess, and their teams, as he has for so many businesses and leaders in our Industrial and Consumer businesses for more than a decade now.
Industrials
In 2025, our Industrial businesses earned revenues of $3.9 billion compared to $3.8 billion in 2024. Adjusted operating income for the segment was $343 million in 2025 compared to $365 million in 2024.
While the top line grew modestly, profit contracted slightly in 2025 amid tougher end markets. I’m very proud of the leaders and teams operating these businesses.
As 2025 progressed, the economic conditions facing these businesses got tougher.
Economic activity within industrial end-markets slowed, as the overall economy bifurcated along a “K-shaped” path. Some businesses with exposure to boom-like spending on AI grew (the up-and-to-the-right part of the “K”). Other businesses facing tougher end-market cycles tracked the less favorable part of the “K.” We own businesses on both branches of the K, and our aggregate results reflect that reality.
The costs of labor, materials, and doing business amidst increasing complexity, continued to increase in 2025. Also, 2025 results faced difficult comparisons to some “white hot” 2024 results. The transportation equipment supercycle upswing we enjoyed over the last few years continued to unwind in 2025. This is an example of normal and expected cyclicality.
In absolute terms, 2025 was a wonderful year. It stands as the best year we’ve ever experienced in revenue, and third best on adjusted operating income, from these businesses. Danny Zink, Tommy Clements, Rick Pennell, Elliot Germany, and so many others continue to lead their businesses in ways that make me proud.
Despite the headwinds of challenging economic, regulatory, and other conditions, the Industrials segment produced attractive returns on capital and, after providing for all their capital expenditures and working capital needs, sent dividends of $145 million up to the holding company.
Within the construct and design of the Markel Group, this is an excellent example of how our strategy and architecture combine to produce excellent returns to our shareholders over time.
Our managers know that their first job is to run their businesses as if they were long-term owners—and will always remain so. We don’t lever up these businesses with debt, given that that could create short-term pressures to generate cash at inopportune times. We don’t pressure the managers to hit unrealistic budgets either. Not when conditions change, nor ever.
As such, we don’t need to contort ourselves and make short-term “sales” at the expense of long-term results.
We support the CEOs of all our operating businesses as they seek to make the best long-term decisions they possibly can. In the interim, we seek to use the cash flows the businesses produce to repurchase Markel Group shares, make public equity investments, or acquire other attractive insurance or non-insurance businesses.
Low amounts of leverage and this ”360-degree view” of capital allocation opportunities provide us with unique competitive advantages.
2025 showed how it all works together.
Thank you to the thousands of teammates who helped contribute to these results. Thank you for the discipline and commitment that went into making them.
Thank you.
Consumer and Other
Our Consumer and Other businesses grew the top line 4% with total revenues of $1.4 billion compared to $1.3 billion a year ago. Adjusted operating income grew faster and came in at $175 million compared to $145 million in 2024.

As is always the case, there are thousands of individual stories I could tell to illustrate how these aggregate numbers materialized.
I can’t tell (or even know) all of them, but I do want to share one with you:
Debra Martin of EPI stands as one of the finest people you will ever meet. We welcomed Debra into the Markel Group home in 2024.
She started her professional career as a teacher and endured the financial realities of becoming a single mother along the way. All of us face various challenges in our lives; each of us responds to those challenges in different ways.
I can only hope and pray that I would respond to life’s challenges in the way I’ve seen Debra do so.
First, in the highly abridged version, Debra started out addressing the financial realities of single parenthood by, among other things, setting up a gift-wrapping kiosk in her local mall. She enlisted her children as part of the wrapping team and made things work with an amazing attitude and work ethic.
Debra, through some of her early travel as an exchange student, also had a lifelong passion for cultural exchange and what all of us could learn from studying other cultures.
In a magic combination of all the ingredients of Debra’s life, she started a company called Educational Partners International (EPI) in her hometown of Swannanoa, North Carolina in 2006. EPI operates a program where they match teachers from around the world to come to the US and teach, primarily in elementary schools, for a multi-year commitment. The teachers share their culture and knowledge with the school children. The children learn about something that they otherwise might not ever have experienced, and the school systems are better off.
Win-win-win.
We’ve been as impressed with their financial results as we have with their people.
More importantly, those results were achieved against a backdrop of unexpected challenges.
Namely: Swannanoa, North Carolina suffered some of the worst damages imaginable during Hurricane Helene. The office of EPI was completely destroyed by the flood. Many of the EPI team members were severely affected. Debra’s property was damaged, but she still managed to help many neighbors through the crisis.
Her life story is an almost unbelievable display of perseverance, selflessness, kindness, and endurance, all while producing fantastic financial results.
I stand in slack-jawed amazement of what she and her team accomplished in the wake of inconceivable challenges, and I hope you share my gratitude and amazement.
The “home” of Markel Group attracted Debra.
We are all beneficiaries of her accomplishments—and more importantly, her example.
She makes everyone else in this organization better than we would otherwise be.
Debra, thank you, to you and your team!
Public Equities and Capital Allocation
We enjoyed a solid year of absolute returns across our investments in public equities.
Our public equity investments earned a total return of 10.5%. Additionally, we continued our ongoing share repurchase program by buying 223,000 shares at an average cost of $1,894 per share during the year. We’ve now reduced our outstanding share count from approximately 14 million in 2016 down to 12.6 million at the beginning of 2026.
We also redeemed all our preferred stock ($600 million) in 2025 and made net new fixed income purchases of $1.4 billion and net new equity security purchases of $143 million.
All these actions and numbers speak to the underlying profitability and balance sheet strength of your company.
The main reason that I am pleased with the returns is because of the way they were earned: with discipline and rigor. They were earned with the awareness that not all markets are like what we’ve experienced in 2025 (and in the last few years).
While some investors will run faster over the sprint distances of a year or three, we operate as if we are running a marathon. We invest to avoid permanent capital loss, knowing that is way more important in the ongoing compounding and safety of your capital than winning any annual performance derby. In our equity investments, we look for publicly traded securities that meet our time-tested, four-part test. To restate those parts, we (1) invest in businesses with good returns on capital that use minimal debt, with (2) management teams with equal measures of talent and integrity, with (3) the opportunity to reinvest in their businesses and/or capital discipline as evidenced by successful acquisitions, dividends, or share repurchases, and (4) pay fair prices.
Those four lenses have guided us for decades, and I think the principles are effective. Shorter-term investors may use different techniques or filters but as long-term investors, we believe in these principles.

As of 2025, our total unrealized gain on our equity investment portfolio stands at $8.9 billion. The unrealized gain exceeds the market capitalization of all Markel Group up until 2016. I believe that number might be the second highest total for unrealized gains of any US public company.
Setting aside the emotional or pride factor of that silver medal, that means at a 22% tax rate we have a deferred tax liability of nearly $2 billion on our balance sheet. That is in essence a zero-cost loan from the government, earning a positive return and helping to compound your capital.
Returning to the “home” analogy, that unrealized gain is like solar panels on our roof producing more electricity than we use. Our electric bill is zero for that $8.9 billion chunk of our capital.
This is a tremendous and growing economic advantage for our shareholders.
Home
As Ted Lasso said, “I believe in believe.”
I use that word repeatedly. I mean it both as an assertion and an invocation.
I believe our structure and our commitment to the long game sets us apart—and does so in a financially advantageous way.
Further, our structure works.
I hope, after you study the evidence of our long-term performance, you will share the same conclusion.
Our structure is uncommon among publicly traded companies.
We own a collection of wonderful businesses across many industries.
While it is accurate to state that we started with insurance, it’s also accurate to frame it another way.
What we really started with was an idea of how to solve a customer problem.
The original customer problem stemmed from
changes in technology that brought the automobile and the truck into daily life. They were new, and trucks caused bigger accidents (and losses) than horses. Somebody needed to figure out how to handle those bigger problems.
Our history stemmed directly from the original actions taken by Sam Markel in 1930. Observe what someone needs, see if you can figure out a way to supply that need, and build a business by doing so.
That idea continues to power us today.
We’ve evolved over the decades from providing insurance as an agent, to underwriting those insurance risks as underwriters, to investing those insurance proceeds, to transforming those same investment principles and customer service ideas into owning financial services, industrial, and commercial businesses in whole.
The opportunity to continue to do so strikes me as an endless one.
We continue to build a home for people dedicated to serving other people.
No technology will ever replace the basic human need to serve and be served.
I am honored and grateful for the opportunity to play a part in the nearly hundred-year history of Markel.
Thank you for your role as a customer, associate, and shareholder.
On behalf of my partners Simon Wilson, Andrew Crowley, Brian Costanzo, Richard Grinnan, and so many more of us who guide your company’s daily actions: thank you.
I hope you have found your home.
Respectfully submitted
Thomas S. Gayner, Chief Executive Officer